Exhibit 99.1

AOL REPORTS Q3 EARNINGS

NEW YORK – November 2, 2011 – AOL Inc. (NYSE: AOL) released third quarter 2011 results today. “AOL grew global advertising by 8%, driven by 28% and 15% growth in third party network and global display advertising revenue, respectively, substantially closing the gap to revenue and eventual profit growth,” said Tim Armstrong, Chairman and CEO. “We continue to build strong consumer experiences as we execute our strategy to build the premium branded media company for the internet. Our share repurchases underlie our belief in the value of AOL and our strategy.”

Summary Results

In millions (except per share amounts)

	Q3 2011	Q3 2010	Change
Revenue
Advertising	$317.7	$293.5	8%
Subscription	191.9	244.8	-22%
Other	22.1	25.9	-15%

Total revenues	$531.7	$564.2	-6%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$87.2	$166.2	-48%
Restructuring costs	$7.1	$(0.4)	NM
Operating income	$8.6	$201.1	-96%
Net income (loss)	$(2.6)	$171.6	NM
Diluted EPS from continuing operations	$(0.02)	$1.61	NM
Cash provided by continuing operations	$81.1	$164.5	-51%
Free Cash Flow (1)	$56.4	$129.9	-57%

(1)	See Page 8 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

Q3 Noteworthy Items:

•

AOL substantially closed the gap to becoming a top-line growth company once again with its total revenue decline of 6%, marking the lowest level of decline in 5 years, driven by the second consecutive quarter of year-over-year global advertising revenue growth:

•	Global display revenue grew year-over-year for the third consecutive quarter.

•	Third party network revenue grew year-over-year for the second consecutive quarter and sequentially for the fifth consecutive quarter.

•

Search and contextual revenue declined 15% (its lowest rate of decline in 2 years) reflecting lower revenue from unprofitable distribution deals exited in 2010, lower international search revenue and the continued decline in subscribers offset by growth in AOL.com.

•	AOL grew consumer usage in key internet growth areas:

•

Total HPMG usage grew year-over-year with growth coming from brands like; The Huffington Post (which launched or relaunched 18 properties and surpassed 35 million monthly unique visitors in Q3), Stylelist, AOL Autos, AOL Entertainment and TechCrunch.

•	In local, Patch surpassed 10 million monthly unique visitors and 10,000 bloggers on its platform while launching a new self service advertising product and deal of the day offering, Patch Deals.

•	In premium formats, Devil adoption continues to grow with the number of advertisers and campaigns from advertisers using the format growing over 50% over last quarter.

•	In video, AOL continued to grow its video views and viewers rapidly and announced a slate of more than 15 original web series for key audiences, including women, teens and young adults.

•

Subscription revenue declines reflect a 15% decline in domestic AOL-brand access subscribers year-over-year, while monthly average churn of 2.2% continues the trend of meaningful year-over-year churn reduction.

•

AOL’s decline in operating income and Adjusted OIBDA year-over-year reflects lower total revenue, continued investment in Patch and other strategic areas and an $8.5 million increase in retention compensation related to acquisitions made in 2010 and 2011. The decline in operating income year-over-year also reflects a $7.1 million restructuring charge in Q3 2011 and the $119.6 million gain on the sale of ICQ in Q3 2010.

•

On August 10, 2011, AOL’s Board of Directors authorized the Company to repurchase up to $250 million of its common stock. AOL repurchased 9.7 million shares of common stock between August 11, 2011 and November 2, 2011 at an average price of $13.39 per share or approximately $130 million in aggregate.

•	At September 30, 2011, AOL had $444.1 million of cash. Q3 2011 cash provided by continuing operations was $81.1 million, while Free Cash Flow was $56.4 million.

DISCUSSION OF RESULTS

Revenue

	Q3 2011	Q3 2010	Change
	(In millions)
Advertising revenue
Display	$136.7	$119.1	15%
Display - domestic	125.8	110.6	14%
Display - international	10.9	8.5	28%
Search and contextual	85.1	99.7	-15%

AOL Properties	221.8	218.8	1%
Third Party Network	95.9	74.7	28%

Total advertising revenue	317.7	293.5	8%

Subscription revenue	191.9	244.8	-22%

Other revenue	22.1	25.9	-15%

Total revenue	$531.7	$564.2	-6%

Global advertising revenue grew year-over-year in Q3 2011, reflecting double digit growth in both third party network and display revenue, partially offset by declines in search and contextual revenue.

Third party network revenue increased $21.2 million, reflecting 12% growth in Ad.com and $12.1 million related to the acquisitions of 5 Minutes Ltd. and goviral A/S. Third party network revenue growth was partially offset by a decline of $0.7 million related to European shutdowns and the de-emphasis of certain low margin products in 2010.

Global display revenue was driven by a 14% increase in domestic display revenue reflecting improved pricing on premium display advertising and an increase in sellable premium inventory following our acquisitions of The Huffington Post and TechCrunch. The increase in display revenue also reflects improved yield management, an increase in Patch revenue and performance-based fees related to marketing of third party products and services. International display revenue reflects growth in both the Canada and UK. Global display revenue growth was partially offset by a decline of $0.9 million related to the sale of ICQ in July 2010 as well as declines related to reduced operations in Germany and France.

Partially offsetting advertising revenue growth was a decline in search and contextual revenue of $14.6 million which includes $11.8 million primarily related to fewer domestic queries, the majority of which relates to a 15% year-over-year decrease in domestic AOL-brand access subscribers. Search and contextual revenue declines also reflects the $2.0 million impact from fewer international queries. The decline in search and contextual advertising revenue was slightly offset by growth in search revenue on AOL.com.

Subscription revenue declines reflect a 15% and 3% decline in domestic AOL-brand access subscribers and average revenue per subscriber, respectively. During the quarter, AOL began a price rationalization program and migrated certain individuals who did not previously receive access service (and therefore were not included as domestic AOL-brand access subscribers) to a higher priced plan with additional services that included access

Revenue continued …

service. As a result, domestic AOL-brand access subscribers increased by approximately 200,000, leading to a lower year-over-year rate of decline than we have seen in recent quarters. Additionally, monthly average churn fell from 2.6% in Q3 2010 to 2.2% in Q3 2011 and also contributed to the lower rate of decline. The decline in churn primarily reflects a maturing domestic AOL-brand access subscriber base with the average paid tenure approximately 10.6 years in Q3 2011 versus approximately 9.4 years in Q3 2010. The migration of customers to a plan that includes access service (which is at a lower price relative to most of our other price plans) also led to a slightly higher rate of decline in average revenue per subscriber than we have seen in recent quarters.

Other revenue declines primarily reflect lower mobile carrier revenues.

Profitability

AOL generated a net loss of $2.6 million compared to net income of $171.6 million in the year ago period. This change reflects a gain on the sale of ICQ in the year-ago period, the lower revenue discussed above, increased costs of revenues and a $7.1 million restructuring charge in Q3 2011, partially offset by lower general and administrative expenses. While declining sequentially, costs of revenues grew year-over-year reflecting continued investment in Patch and other areas of strategic focus including acquisitions made late in 2010 and early in 2011. Increased costs of revenue also reflect $9.3 million of increased retention compensation expense associated with acquisitions and $11.3 million of increased traffic acquisition costs (TAC) reflecting increased third party advertising revenue. General and administrative expenses declined year-over-year and sequentially, benefitting from a reduction in personnel and facilities costs mainly related to reduced corporate headcount, due to the impact of strategic initiatives in 2010 to align costs with our structure. The change in net loss also reflects an $8.8 million decrease in depreciation and amortization in Q3 2011 versus Q3 2010 primarily due to a decline in depreciable assets.

Tax

AOL had pre-tax income from continuing operations of $7.1 million. However, due to the impact of foreign losses, for which no tax benefit is received on our U.S. income tax provision, we recorded income tax expense of $9.7 million. Due to the size of foreign losses in Q3 2011 relative to AOL’s pre-tax income, the Company’s effective tax rate of 136.6% for the three months ended September 30, 2011 differs significantly from the statutory U.S. federal income tax rate of 35.0% and from AOL’s effective tax rate of 19.6% for the three months ended September 30, 2010. AOL is not currently a cash tax payer.

Cash Flow

Q3 2011 cash from continuing operations was $81.1 million while Free Cash Flow was $56.4 million. Cash provided by continuing operations and Free Cash Flow declined versus Q3 2010, primarily reflecting the decrease in operating income (excluding the gain on the sale of our ICQ operations in 2010), partially offset by lower restructuring payments in Q3 2011 as compared to Q3 2010.

OPERATING METRICS

	Q3 2011	Q3 2010	% Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	3,452	4,083	-15%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU)	$17.49	$18.10	-3%
Domestic AOL-brand access subscriber monthly average churn (2)	2.2%	2.6%	-15%

Unique Visitors (in millions) (3)

Domestic average monthly unique visitors to AOL Properties	107	106	1%

Domestic average monthly unique visitors to the AOL Huffington Post Media Group (HPMG) (4)	97	97	0%

Domestic average monthly unique visitors to AOL Advertising Network (5)	187	183	2%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.

(2)

Churn represents the percentage of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average percentage of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 9 of this press release.
(4)	HPMG is a subset of AOL Properties and excludes Mail, Instant Messaging and AOL Ventures. See “Unique Visitor Metrics” on page 9 of this press release for additional information.
(5)	We also utilize unique visitors to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss third quarter 2011 financial results on Wednesday, November 2, 2011, at 8:00 am Eastern Time (ET). To access the call, parties in the United States and Canada should call toll-free (877) 556-5921 and international parties should call (617) 597-5474. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286-8010 and international parties should call (617) 801-6888. The access code for the replay is 65945554.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Operations

(Unaudited; in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Advertising	$317.7	$293.5	$950.4	$952.5
Subscription	191.9	244.8	608.6	787.7
Other	22.1	25.9	66.3	80.5

Total revenues	531.7	564.2	1,625.3	1,820.7
Costs of revenues	397.9	342.8	1,190.2	1,042.5
General and administrative	95.5	117.5	333.5	378.6
Amortization of intangible assets	22.6	22.8	73.5	120.7
Restructuring costs	7.1	(0.4)	35.5	34.1
Goodwill impairment charge	—	—	—	1,414.4
(Gain) loss on disposal of assets and consolidated businesses, net	—	(119.6)	1.6	(119.6)

Operating income (loss)	8.6	201.1	(9.0)	(1,050.0)
Other income (loss), net	(1.5)	13.5	(2.6)	6.4

Income (loss) from continuing operations before income taxes	7.1	214.6	(11.6)	(1,043.6)
Income tax provision (benefit)	9.7	42.1	(1.9)	(188.3)

Income (loss) from continuing operations	(2.6)	172.5	(9.7)	(855.3)
Discontinued operations, net of tax	—	(0.9)	—	6.6

Net income (loss)	$(2.6)	$171.6	$(9.7)	$(848.7)

Per share information:

Basic income (loss) per common share from continuing operations	$(0.02)	$1.62	$(0.09)	$(8.02)
Discontinued operations, net of tax	—	(0.01)	—	0.06

Basic net income (loss) per common share	$(0.02)	$1.61	$(0.09)	$(7.96)

Diluted income (loss) per common share from continuing operations	$(0.02)	$1.61	$(0.09)	$(8.02)
Discontinued operations, net of tax	—	(0.01)	—	0.06

Diluted net income (loss) per common share	$(0.02)	$1.60	$(0.09)	$(7.96)

Shares used in computing basic income per common share	106.2	106.7	106.7	106.6

Shares used in computing diluted income per common share	106.2	107.3	106.7	106.6

Depreciation expense by function:
Costs of revenues	$34.6	$41.5	$109.2	$127.8
General and administrative	3.7	5.4	15.9	25.3

Total depreciation expense	$38.3	$46.9	$125.1	$153.1

Equity-based compensation by function:
Costs of revenues	$3.9	$2.0	$11.8	$6.0
General and administrative	6.4	6.3	19.9	21.2

Total equity-based compensation	$10.3	$8.3	$31.7	$27.2

Incentive compensation expense related to acquired companies by function: (1)
Costs of revenues	$9.7	$0.4	$27.8	$1.1
General and administrative	0.2	1.0	1.1	1.0

Total incentive compensation expense related to acquired companies	$9.9	$1.4	$28.9	$2.1

Traffic Acquisition Costs (included in costs of revenues)	$76.5	$65.2	$222.2	$219.2

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	September 30, 2011	December 31, 2010
	(unaudited)
Assets

Current assets:
Cash and equivalents	$444.1	$801.8
Accounts receivable, net of allowances of $9.9 and $16.1, respectively	279.6	307.7
Prepaid expenses and other current assets	44.7	46.8
Deferred income taxes	95.9	82.9

Total current assets	864.3	1,239.2
Property and equipment, net	521.5	529.2
Goodwill	1,067.9	810.9
Intangible assets, net	153.3	99.6
Long-term deferred income taxes	248.2	258.4
Other long-term assets	51.1	25.0

Total assets	$2,906.3	$2,962.3

Liabilities and Equity

Current liabilities:
Accounts payable	$63.1	$80.0
Accrued compensation and benefits	127.0	114.5
Accrued expenses and other current liabilities	185.9	236.3
Deferred revenue	73.1	92.6
Current portion of obligations under capital leases	43.8	35.2
Deferred income taxes	0.1	—

Total current liabilities	493.0	558.6
Obligations under capital leases	69.0	50.9
Restructuring liabilities	2.0	7.0
Deferred income taxes	6.7	—
Other long-term liabilities	78.0	58.9

Total liabilities	648.7	675.4

Stockholders’ equity:
Common stock, $0.01 par value, 107.0 million shares issued and 102.0 million shares outstanding as of September 30, 2011 and 106.7 million shares issued and outstanding as of December 31, 2010	1.1	1.1
Additional paid-in capital	3,415.9	3,376.6
Accumulated other comprehensive loss, net	(277.6)	(287.9)
Accumulated deficit	(812.6)	(802.9)
Treasury stock, at cost, 5.0 million shares at September 30, 2011	(69.2)	—

Total stockholders’ equity	2,257.6	2,286.9

Total liabilities and stockholders’ equity	$2,906.3	$2,962.3

AOL Inc.

Consolidated Statements of Cash Flows

(Unaudited; in millions)

	Nine Months Ended September 30,
	2011	2010

Operations

Net loss	$(9.7)	$(848.7)
Less: Discontinued operations, net of tax	—	6.6

Net loss from continuing operations	(9.7)	(855.3)
Adjustments for non-cash and non-operating items:
Depreciation and amortization	198.6	273.8
Asset impairments	5.1	1,425.1
(Gain) loss on sale of investments and consolidated businesses, net	2.4	(138.1)
Equity-based compensation	31.7	27.2
Other non-cash adjustments	4.0	11.3
Deferred income taxes	(5.8)	(385.1)
Changes in operating assets and liabilities, net of acquisitions	(49.7)	127.5

Cash provided by continuing operations	176.6	486.4
Cash used by discontinued operations	—	(0.8)

Cash provided by operations	176.6	485.6

Investing Activities

Investments and acquisitions, net of cash acquired	(374.8)	(116.3)
Proceeds from disposal of assets and consolidated businesses, net	2.9	198.7
Capital expenditures and product development costs	(49.0)	(70.0)
Investment activities from discontinued operations	—	14.8

Cash provided (used) by investing activities	(420.9)	27.2

Financing Activities

Repurchase of common stock	(69.2)	—
Principal payments on capital leases	(35.5)	(26.9)
Tax withholdings related to net share settlements of restricted stock units	(0.3)	(4.3)
Increase in cash collateral securing letters of credit	(12.0)	—

Cash used by financing activities	(117.0)	(31.2)

Effect of exchange rate changes on cash and equivalents	3.6	(5.3)

Increase (decrease) in cash and equivalents	(357.7)	476.3

Cash and equivalents at beginning of period	801.8	147.0

Cash and equivalents at end of period	$444.1	$623.3

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income for the three and nine months ended September 30, 2011 and 2010 (In millions, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Accelerated amortization of intangible assets (1)	$—	$—	$—	$(40.0)
Restructuring costs	(7.1)	0.4	(35.5)	(34.1)
Goodwill impairment charge	—	—	—	(1,414.4)
Gain on sale of Kayak Software Corporation	—	17.5	—	17.5
Equity-based compensation expense	(10.3)	(8.3)	(31.7)	(27.2)
Retention compensation expense related to acquired companies (2)	(9.9)	(1.4)	(28.9)	(2.1)

Pre-tax impact	(27.3)	8.2	(96.1)	(1,500.3)

Income tax impact (3)	8.4	(3.6)	30.8	41.4

After-tax impact	(18.9)	4.6	(65.3)	(1,458.9)
Income tax benefit related to anticipated worthless stock deduction	—	(3.2)	7.1	299.5
Discontinued operations, net of tax (4)	—	(0.9)	—	6.6

After-tax impact of items impacting comparability of net income	$(18.9)	$0.5	$(58.2)	$(1,152.8)

Impact per basic and diluted common share	$(0.18)	$0.00	$(0.55)	$(10.81)

Effective tax rate (5)	38.9%	39.9%	38.9%	39.9%

(1)

Amortization of intangible assets for the nine months ended September 30, 2010 included the impact of the reevaluation of the useful lives of certain intangible assets in the fourth quarter of 2009 in connection with our restructuring initiative.

(2)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies. For tax purposes, a portion of these costs are treated as additional basis in the acquired entity and are not deductible, until disposition of the acquired entity.

(3)

The income tax impact is calculated by applying the normalized effective tax rate to deductible items. Items that are not deductible include the majority of the goodwill impairment charge and a portion of the incentive compensation expense, discussed above.

(4)	Discontinued operations, net of tax includes the results of operations of buy.at for the three and nine months ended September 30, 2010.
(5)

For the three and nine months ended September 30, 2011, the effective tax rate was calculated based on AOL’s 2011 projected normalized annual effective tax rate. The effective tax rate for the three and nine months ended September 30, 2010 was calculated based on AOL’s 2010 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income and Free Cash Flow to Cash Provided by Continuing Operations

(Unaudited; in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Operating income (loss)	$8.6	$201.1	$(9.0)	$(1,050.0)
Add: Depreciation	38.3	46.9	125.1	153.1
Add: Amortization of intangible assets	22.6	22.8	73.5	120.7
Add: Restructuring costs	7.1	(0.4)	35.5	34.1
Add: Equity-based compensation	10.3	8.3	31.7	27.2
Add: Asset impairments	0.9	7.8	5.1	1,425.1
Add: Losses/(gains) on disposal of consolidated businesses, net	—	(119.6)	1.6	(119.6)
Add: Losses/(gains) on asset sales	(0.6)	(0.7)	(0.6)	(1.2)

Adjusted OIBDA	$87.2	$166.2	$262.9	$589.4

Cash provided by continuing operations	$81.1	$164.5	$176.6	$486.4
Less: Capital expenditures and product development costs	12.9	24.7	49.0	70.0
Less: Principal payments on capital leases	11.8	9.9	35.5	26.9

Free Cash Flow	$56.4	$129.9	$92.1	$389.5

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, non-cash equity-based compensation, gains and losses on all disposals of assets (including those recorded in costs of revenues) and non-cash asset impairments. During the first quarter of 2011, we modified our definition of Adjusted OIBDA to exclude the impacts of restructuring costs, which we do not believe are indicative of our core operating performance, and equity-based compensation, which will allow us to be more closely aligned with the industry and analyst community. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations and asset impairments, as well as the effect of gains and losses on asset sales, which we do not believe are indicative of our core operating performance. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges related to goodwill, intangible assets and fixed assets which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by continuing operations, less capital expenditures and product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the continuing business that, after capital expenditures and product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows and the results of discontinued operations.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Following the acquisition of The Huffington Post on March 4, 2011, AOL aligned all of its content under the newly formed AOL Huffington Post Media Group (HPMG), which is a subset of AOL Properties and excludes Mail, Instant Messaging and AOL Ventures. Unique visitors to The Huffington Post are included subsequent to the acquisition date.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2010 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Continual decline in market valuations associated with our cash flows and revenues may result in our inability to realize the value of recorded intangibles and goodwill. In addition, achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) the impact of significant acquisitions, dispositions and other similar transactions; 3) our ability to attract and retain key employees; 4) any cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 5) market adoption of new products and services; 6) the failure to meet earnings expectations; 7) asset impairments; 8) decreased liquidity in the capital markets; 9) our inability to access the capital markets for debt securities or bank financings; and 10) the impact of “cyber-warfare” or terrorist acts and hostilities.

About AOL

Having helped millions of Americans to get online, AOL Inc. (NYSE: AOL) is on a mission to inform, entertain and connect the world. The home of a growing collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Marketing & Corporate Communications

Maureen Sullivan

212-206-5030

Maureen.Sullivan@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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